Exhibit 12.1

Statement Regarding Computation of Ratios

Computation of Ratios

The following formulas were used to calculate the ratios in Financial Information and Supplementary Data, page 23, Selected Financial Data for the years ended December 31, 2010, 2009, 2008, 2007, and 2006, included in this report as Exhibit 13.1.

(Calculation)

Net income/Weighted average shares of common stock outstanding for the period

=    Earnings Per Share

	December 31,
	2010	2009	2008	2007	2006
Net Income	$2,339,281	$2,304,986	$2,205,511	$2,035,962	$2,143,824
Weighted Average Shares Outstanding	1,652,814	1,652,814	1,652,814	1,652,814	1,652,814
Per Share Amount	$1.42	$1.39	$1.33	$1.23	$1.30

(Calculation)

Cash dividends/Shares issued

=    Cash dividends declared per share

	December 31,
	2010	2009	2008	2007	2006
Cash dividends	$1,210,677	$1,207,952	$1,175,794	$1,161,616	$1,161,616
Shares issued	1,652,814	1,652,814	1,652,814	1,652,814	1,652,814
Per Share Amount	$0.73	$0.73	$0.71	$0.70	$0.70

(Calculation)

Stockholders’ equity/Shares issued

=    Book Value per share

	December 31,
	2010	2009	2008	2007	2006
Stockholders’ equity	$31,101,185	$30,806,237	$28,736,558	$27,214,599	$25,276,954
Shares issued	1,652,814	1,652,814	1,652,814	1,652,814	1,652,814
Per Share Amount	$18.82	$18.64	$17.39	$16.47	$15.29

(Calculation)

Net income/Total average assets

=    Return on average equity

	(In thousands)

	December 31,
	2010	2009	2008	2007	2006
Net income	$2,339	$2,305	$2,206	$2,036	$2,144
Total average assets	$273,778	$266,414	$258,275	$253,930	$262,946
Return on average assets	0.85%	0.87%	0.85%	0.80%	0.82%

(Calculation)

Net income/Average stockholders’ equity

=    Return on average equity

	(In thousands)

	December 31,
	2010	2009	2008	2007	2006
Net income	$2,339	$2,305	$2,206	$2,036	$2,144
Total average stockholders’ equity	$29,415	$28,192	$27,295	$26,223	$25,416
Return on average equity	7.95%	8.18%	8.08%	7.76%	8.44%

(Calculation)

Average equity/Average stockholders’ equity

=    Average equity to average assets

	(In thousands)

	December 31,
	2010	2009	2008	2007	2006
Total average stockholders’ equity	$29,415	$28,192	$27,295	$26,223	$25,416
Total average assets	$273,778	$266,414	$258,275	$253,930	$262,946
Average equity to Average assets	10.74%	10.58%	10.57%	10.33%	9.67%

(Calculation)

Cash dividends per share/net income per share

=    Dividend payout ratio

	December 31,
	2010	2009	2008	2007	2006
Cash dividends per share	$0.73	$0.73	$0.71	$0.70	$0.70
Net Income per share	$1.42	$1.39	$1.33	$1.23	$1.30
Dividend Payout Ratio	51.41%	52.52%	53.38%	56.91%	53.85%

(Calculation)

Loans/Total deposits

=    Loan to deposit ratio

	December 31,
	2010	2009	2008	2007	2006
Loans	$121,367,066	$128,581,422	$124,634,785	$121,739,193	$120,709,320
Total deposits	$228,474,738	$221,245,997	$206,385,267	$203,126,831	$210,408,415
Loan to deposit ratio	53.12%	58.12%	60.39%	59.93%	57.37%